Exhibit 99.6

BENEFICIAL OWNER ELECTION

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of non-transferrable subscription rights (the “Rights”) to purchase shares of Common Stock (the “Rights Offering”) of AMREP Corporation (the “Company”).

With respect to any instructions to exercise (or not to exercise) Rights, the undersigned acknowledges that this form must be completed and returned such that it will actually be received by you by 5:00 p.m., New York City time, on June 26, 2013, the last business day prior to the scheduled expiration date of the Rights Offering of June 27, 2013 (which may be extended by the Board of Directors of the Company).

This will instruct you whether to exercise Rights to purchase shares of the Company’s Common Stock distributed with respect to the shares of the Company’s Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related “Instructions for Use of AMREP Corporation Subscription Rights Certificates.”

Box 1. ☐ Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

Box 2. ☐ Please EXERCISE RIGHTS for shares of Common Stock (“Shares”) as set forth below.

The number of Shares for which the undersigned gives instructions for exercise under the Basic Subscription Right should not exceed the number of underlying Shares subject to Rights that the undersigned is entitled to exercise.

	Number of Shares		Per Share Subscription Price		Payment
Basic Subscription Right:	_______	x	$[·]	=	$________ (Line 1)
Over-Subscription Privilege:	_______	x	$[·]	=	$________ (Line 2)

Total Payment Required					$_______________
(Sum of Lines 1 and 2 must equal total of amounts in Boxes 3 and 4.)

Box 3. ☐ Payment in the following amount is enclosed $_________________________.

Box 4. ☐ Please deduct payment from the following account maintained by you as follows:

Type of Account	Account No.
Amount to be deducted:	$

Signature(s) Please type or print name(s) below:

Date:___________, 2013